Exhibit 5.1

December 30, 2020

Staffing 360 Solutions, Inc.

641 Lexington Avenue

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel for Staffing 360 Solutions, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Prospectus Supplement, dated December 30, 2020 (the “Prospectus Supplement”), to the Registration Statement on Form S-3 (Registration No. 333-230503), filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 26, 2019, as amended by Amendment No. 1 on Form S-3 filed by the Company with the Commission on April 5, 2019, as thereafter declared effective on April 11, 2019 (the “Registration Statement”). The Prospectus Supplement relates to the issuance and sale by the Company of an aggregate of 2,662,596 shares (the “Shares”) of common stock, par value $0.00001 per share (“Common Stock”), pursuant to that certain Securities Purchase Agreement, dated December 30, 2020 (the “Securities Purchase Agreement”), by and between the Company and the purchasers named therein.

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended and/or restated as of the date hereof; (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Prospectus Supplement, the authorization and issuance of the Shares and related matters; (iii) the Registration Statement and all exhibits thereto; (iv) the Prospectus Supplement and the prospectus included in the Registration Statement dated April 11, 2019 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”); (v) the Securities Purchase Agreement; (vi) a certificate executed by an officer of the Company, dated as of the date hereof, and (vii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

The opinion expressed herein is limited to the Delaware General Corporation Law. We have not considered, and express no opinion, as to the laws of any other state or jurisdiction.

Haynes and Boone, LLP

Attorneys and Counselors

30 Rockefeller Plaza

New York, NY 10112

T (212) 835-4862

F (212) 884-9543

www.haynesboone.com

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that upon payment and delivery in accordance with the Securities Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP
Haynes and Boone, LLP